Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 81 to the Registration Statement No. 811-03855 on Form N-1A of Fidelity Advisor Series VIII, of our report dated December 19, 2005 appearing in the Annual Reports to Shareholders of Fidelity Advisor Emerging Markets Fund, our report dated December 20, 2005 appearing in the Annual Reports to Shareholders of Fidelity Advisor International Capital Appreciation Fund, and our report dated December 22, 2005 appearing in the Annual Reports to Shareholders of Fidelity Advisor Europe Capital Appreciation Fund each for the year ended October 31, 2005.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/Deloitte & Touche LLP

Deloitte & Touche LLP
Boston, Massachusetts
December 27, 2005